Exhibit 10.2

SECOND AMENDMENT OF LEASE AGREEMENT

This Second Amendment of Lease Agreement is made and entered into as of the 23 day of August, 2005, by and between 20 Commercial Street Associates, LLC (the “Landlord”) and 454 Corporation, Inc. (the “Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated as of May 18, 2001, which Lease Agreement was amended by a certain Amendment of Lease Agreement dated as of July 1, 2001 (collectively the “Lease”), each with respect to certain real property together with improvements thereon known as 20 Commercial Street, Branford, Connecticut (defined in the Lease as the “Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the Term and set forth the Rent due with respect to said extension.

NOW THEREFORE, in consideration of the premises set forth above and the mutual promises set forth herein, and other valuable consideration, the parties hereto agree as follows:

1. Except as otherwise defined herein, any and all defined terms used herein shall have the meaning set forth in the Lease.

2. The Section of the Lease entitled “TERM AND USE” is hereby deleted and the following is set forth in lieu and substitution therefor:

“TERM AND USE

The Term of the Lease and the estate hereby granted (collectively the “Term of the Lease”) shall commence June 8, 2001 (hereinafter known as the “Commencement Date”) and shall end on August 31, 2011 (hereinafter known as “End of Term”).

The Premises shall be used by the Tenant for the specific use as a biotechnology, manufacturing, engineering and research facility and the like, for doing all things incidental and necessary to the foregoing uses and as office space for corporate office activities. Landlord in its reasonable discretion reserves the right to limit uses that would constitute an environmental concern, disturb the quiet enjoyment of other tenants of the Landlord located at the same premises, or overtax the capacity of the Premises.

3. Section of the Lease entitled “RENT” is hereby deleted and the following is set forth in lieu and substitution therefor:

“RENT

The term Rent shall include the Base Rent, as defined in paragraph 1 below, and the Common Area Charges, as defined in paragraph 2 below (collectively the “Rent”).

1.	Commencing on September 1, 2005, the Base Rent in the total amount of $864,000.00 (the “Base Rent”) shall be payable in monthly installments, in advance, on the first day of each month during the Term of the Lease as follows:

A.	From September 1, 2005 through August 31, 2006, the monthly Base Rent shall be $9,000.00;

B.	From September 1, 2006 through August 31, 2008, the monthly Base Rent shall be $12,000.00;

C.	From September 1, 2008 through August 31, 2011, the monthly Base Rent shall be $13,000.00.

2.	In addition to the Base Rent, the Tenant shall pay the Landlord for all expenses with respect to the operation, management, and maintenance of the interior and exterior of the building, the grounds, and all areas incidental to the Premises, hereinafter referred to as “Common Area Charges.” The costs shall include such items as, but not limited to, real estate taxes, all property insurance, sewer taxes or usage fees, water usage fees, landscape maintenance, snow removal, security, administrative costs, management fees, roof repairs that result from the Tenant improvements, general maintenance and repairs (other than those for which tenant is responsible, referred to as “Tenant’s Repairs”), and contractor fees. Common Area Charges shall exclude depreciation, interest and amortization payments on any mortgage or other indebtedness of Landlord, capital expenditures, leasing commissions, structural repairs, and expenses reimbursed to the Landlord by property insurance.

During the first lease year, the Tenant shall pay $2,887.00 per month in addition to Base Rent (hereinafter referred to as “CAC Contribution”) towards the Common Area Charges. The Landlord will reconcile the difference between the CAC Contribution and the Common Area Charges once each Lease year. Also, the monthly CAC Contribution will be adjusted at the end of each Lease year by the Landlord to reflect the projected costs for the upcoming year. The Landlord will provide notice of the new CAC Contribution for the upcoming lease year.

3.

The Rent shall be paid to the Landlord at the address specified herein, or at such other place as the Landlord may designate, in lawful money of the United States of America, as and when the same shall become due and payable and without abatement of offset and without notice or demand therefor.

4.	If any installment of Rent as provided for in this Lease is not received at the Landlord’s address within fifteen (15) days after the same is due and payable, the Tenant shall pay an additional amount equal to five (5%) percent of the monthly Rent so due.

5.	As used herein, “Lease Year” shall mean the period commencing on the Commencement Date and ending on the End of Term, including twelve consecutive calendar months.”

4. The following section is hereby added to the Lease:

“Option to Renew

Provided that during the Term of this Lease, Tenant has been in full compliance with each and every term, covenant and condition of this Lease, and there has been no breach or default herein or hereunder, Tenant shall have the right to extend the term of the within Lease for one (1) additional five (5) year period commencing with the End Date. In order to effectively exercise the within option, Tenant shall give written notice thereof not less than twelve (12) months prior to the End Date, time being of the essence. In the event of the effective exercise of the within option, the term hereof shall be extended for an additional five (5) year period on the same terms, covenants and conditions as set forth in the Lease, except for the within option and with the further exception that the per annum Base Rent for and during the first Lease Year of the extended term shall be “Fair Market Rental” as indicated below.

The term “Fair Market Rental” is defined to mean the prevailing market rate for comparable property and comparable buildings in the greater New Haven area including new construction. The determination of Fair Market Rental shall exclude as a factor the terms of this Lease. The formula for determining Fair Market Rental is as follows:

Within thirty (30) days of the exercise of the option to renew, the parties shall each appoint a licensed commercial real estate agent located in the Greater New Haven area, which real estate agents shall select a third such agent. Within twenty (20) days thereafter, the three real estate agents so selected shall determine the Fair Market Rental of the Demised Premises, as of the option date.

If either party fails to select a real estate agent within the time period set forth above, the real estate agent selected within the required time period alone shall determine the Fair Market Rental.

The determination of Fair Market Rental as outlined above shall be conclusive on the parties. The real estate agents chosen by the parties shall give notice to the parties stating their determination and shall furnish to each party a signed copy of that determination.

Each party shall pay the fees and expenses of the real estate agent appointed by such party and one-half (1/2) of the fees and expenses of the third real estate agent properly incurred.

In no event shall the Base Rent for the first Lease Year of the extended period be less than the Base Rent for the Lease Year September 1, 2010 through August 31, 2011.”

5. Tenant hereby acknowledges and represents that (a) the Premises and Landlord’s improvements thereon have been completed to its satisfaction; (b) the Lease is now in full force and effect and has not been amended or modified in any respect, except as set forth herein; (c) no rent has been paid for any period commencing after September 1, 2005; (d) no default exists by Landlord or Tenant under the Lease and Tenant has no defenses, offsets or counterclaims which it could assert against the payment of rent and/or the performance of the other terms, covenants and conditions of the Lease; and (e) this statement is being provided by Tenant in order to induce Landlord to amend the Lease as set forth herein with full knowledge that Landlord is relying upon the statements and representations herein made by Tenant.

6. Except as specifically set forth herein, each and every term and condition of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Amendment of Lease Agreement to be duly executed on the day and year first above written.

Landlord:
20 Commercial Street Associates, LLC

/s/ DANIEL N. HOFFNUNG

/s/ ANDREW ULLMAN	/s/ RICHARD MICHAUD
Richard Michaud
Member
/s/ DANIEL N. HOFFNUNG

/s/ ANDREW ULLMAN	/s/ FREDERICK PETRELLA
Frederick Petrella
Member
/s/ SEAN CASSIDY

Tenant:
/s/ JENNIFER CAVALLARO	454 Corporation, Inc.

/s/ PETER J. DACEY
Peter J. Dacey
Vice President of Finance and Operations

STATE OF CONNECTICUT	)
	)	ss: Branford	August 23, 2005
COUNTY OF NEW HAVEN	)

Personally appeared Peter J. Dacey, VP of Finance of 454 Corporation, Inc., signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

/s/ MEGHAN L. BENSON
COMMISSIONER OF THE SUPERIOR COURT NOTARY PUBLIC
Meghan L. Benson
Notary Public
My Commission Expires Oct. 31, 2009

STATE OF CONNECTICUT	)
	)	ss: New Haven	August 25, 2005
COUNTY OF NEW HAVEN	)

Personally appeared Richard Michaud and Frederick P. Petrella, Members of 16 Commercial Street Associates, LLC, signers and sealers of the foregoing instrument, and each acknowledged the same to be his free act and deed as such officer, and the free act and deed of said company, before me.

/s/ DANIEL N. HOFFNUNG
Daniel N. Hoffnung
Commissioner of the Superior Court